 Exhibit 14.1

BUSINESS CODE OF CONDUCT

Ener1, Inc.
500 W. Cypress Creek Road, Suite 100, Fort Lauderdale, FL 33309
Phone: (954) 556-4020 Fax: (954) 556-4031
www.ener1.com

ENER1, INC.
BUSINESS CODE OF CONDUCT

I.	PREFACE

  This Business Code of Conduct (this “Code”) has been approved by the Board of Directors to emphasize our commitment to conducting business in a legal and ethical manner.

This Code covers all employees of Ener1, Inc. and its subsidiaries (collectively, the “Company”) without exception. This means it covers union and non-union, administrative, clerical, temporary and part-time employees, all officers, including the Chief Executive Officer and the Chief Financial Officer, and, to the extent it applies to their activities, members of our Board of Directors.

The Code of Conduct explains that no one has the authority or right to order, direct, request, or even influence someone else to violate any law or this Code.

The contents of this Code do not constitute the terms of a contract of employment and should not be construed as a guarantee of continued employment. Rather, employment with Ener1, Inc. is pursuant to separate employment arrangements between the Company and the undersigned employee.

II.	INTRODUCTION

It is the policy of the Company to conduct business in conformance with the highest ethical standards and in compliance with all relevant legal and regulatory requirements. It is imperative that the Company's conduct and that of its employees promote the best interests of its customers, employees, shareholders and the general public. Each person covered by this Code is required to deal fairly and honestly with those who are impacted by our actions and treat them as we would expect them to treat us in return. Every employee, officer and director occupies a position of trust. In varying measure, each person covered by this Code represents the Company in relation to others, whether customers, other employees, competitors, governments, investors, or the general public. Whatever the area of activity and whatever the degree of responsibility, the Company expects all to act in a manner that will enhance the Company’s reputation of honest, integrity and the faithful performance of its undertakings and obligations.

While this Code of Conduct is intended to serve as a guide when faced with ethical or legal questions, of primary importance is to exercise good judgment and to do that which is believed to be right. Every employee of the Company must act with integrity and complete honesty and abide by the principles herein. Each employee also has an obligation to ensure that fellow employees act in accordance with the Company's policies and an obligation to report known or suspected ethical violations. Employees should consult their respective managers for guidance on these matters.

Exactly what constitutes an unethical business practice is both a moral and legal question. The Company reserves the right, however, to determine when the activities of a person covered by this Code represent a violation of this Code and to take whatever action is necessary to address the situation, up to and including termination of employment.

Compliance with these principles is a priority for the Company and its employees and is monitored by management. Failure to adhere to proper standards of conduct can be cause for disciplinary action, and, in certain cases, dismissal. Where such standards are required by law, violation may also result in civil or criminal liability.

All employees, regardless of position, shall:

a.	Read the Business Code of Conduct and sign the acknowledgment form indicating they understand the Code of Conduct and will abide by the Code's provisions;

b.	Seek advice from their manager if they are unclear about the meaning or application of this Code;

c.
Report any actual or suspected Code violations by any employee, company supplier, customer, consultant, broker, sales representative or any other person or organization with whom the Company has a relationship on the established form which is available at all Company sites to the President/CEO. Doing so is not an act of disloyalty but an action that demonstrates a commitment to responsibility and fairness. Reporting in good faith possible violations of this Code by others will not subject the individual submitting the report to reprisals. In fact, retaliation or punishment for reporting suspected unethical, illegal or any other violation of this Code by another employee is generally against the law.

On an annual basis, the Company will ask its directors, executive officers and select employees to certify that they are aware of and are in compliance with the Company’s Code of Conduct. In addition, all prospective employees will agree as a condition of employment that if employed by the Company they will comply with the Company’s policies with respect to business conduct and ethics.

III.	REPORTING VIOLATIONS OR SUSPECTED VIOLATIONS OF THIS CODE

When a person believes that a violation of this Code, any applicable law, rule or regulation is suspected or has been committed, it is the responsibility of the individual to promptly report the violation/suspicion to his/her immediate supervisor, a member of the Human Resources department, the Chief Operating Officer, the Chief Executive Officer, General Counsel for the Company Similarly, any such reports received by a supervisor should immediately be communicated to one of the representatives listed at the end of this document

All reports and complaints concerning questionable accounting, internal accounting controls and auditing matters, including those regarding circumvention of attempted circumvention of internal accounting controls or that otherwise would constitutes a violation of the Company’s accounting policies, may be reported to any member of the Board of Directors’ Audit Committee.

All reports and inquiries will be handled confidently to the greatest extent possible. Employees may choose to remain anonymous, though in some cases that could make it more difficult to follow up and ensure resolution of their inquiry.

IV.	CONDUCT REGARDING OUR BUSINESS

In conducting the business of the Company, you will deal with a variety of people and organizations, including customers, suppliers, competitors, community representatives, and employees of the Company. All business relationships will be based on honesty and fairness. We want to maintain long-term, mutually beneficial business relationships, and trustworthiness is essential to establish and keep them. You must be truthful in your representation of the Company. If there is a mistake or misunderstanding, you must correct it immediately.

1.	Dealing with Customers

Serving customers is a core component of our business. Satisfying customers’ business needs is the best way to ensure business success. You must work with customers to understand and anticipate their needs. You must identify and remove obstacles customers may see in doing business with the Company. You need to respond promptly and courteously to customer inquiries and requests. Employees must accurately represent Company services in our marketing, advertising and sales efforts and in no event provide misleading information.

2.	Dealing with Suppliers

Prospective suppliers will have a chance to compete fairly for our business. The Company will select suppliers who supply the best combination of quality and price.

3.	Dealing with Competitors

The Company will not make false or misleading remarks about a competitor’s organization, their employees, or their services. You must sell Company services on their merits. When comparisons are made between us and a competitor, they must be accurate and factual.

4.	Dealing with Consultants

Consultants and agents retained by the Company are expected to adhere to our ethics policy in the course of their work on behalf of the Company. Special care should be taken to ensure that:

a.	no conflict of interest exists;

b.	the consultant is genuinely qualified and in the business for which retained; the compensation is reasonable; and

c.	there is written agreement outlining the statement of work under which the consultant agrees to abide with all applicable laws and report any conflict of interest.

Consultants and agents may not be retained to do anything illegal or improper. What a person may not do directly cannot be done indirectly by acting through another party.

5.	Antitrust Laws

The U.S. antitrust laws are intended to preserve competition by prohibiting actions that could restrain the functioning of a free and competitive marketplace. Any agreement that could limit competition in a specific market may be a violation of these laws and must be reviewed by the General Counsel.

Some violations of the antitrust laws are felonies, and individuals as well as companies can be convicted, with jail terms as a possible result. In addition, injured private parties may sue for their actual damages stemming from any antitrust violation, plus an award of attorneys’ fees and the costs of bringing suit. In light of all these considerations, antitrust compliance is extremely important to the Company, its employees and all of its representatives.

Antitrust and competition laws are very complex and vary from country to country. The brief summary of the law below is intended to help you recognize situations that have antitrust aspects so that you can then consult the General Counsel.

Discussion of any of the following subjects with competitors, whether relating to the Company’s or the competitors’ products, is prohibited: past, present or future prices, pricing policies, lease rates, bids, discounts, promotions, profits, costs, terms or conditions of sales, royalties, warranties, choice of customers, territorial markets, production capacities or plans and inventories. Selected items of such information may be discussed with competitors who are also suppliers to us, but such discussions should be limited to what is necessary in the supplier context. We can discuss with a supplier/competitor its prices and terms and conditions of sales to us.

You must not discuss or agree with any competitor about what prices the Company and the competitor will charge a customer or customers, nor about other terms (e.g., credit) or conditions of sales.

Competitive prices may be obtained only from sources other than competitors, such as published lists and mutual customers.

If at any trade association meeting you become aware of any formal or informal discussion regarding the following topics, you should immediately leave the meeting and bring the matter to the attention of the General Counsel:

a.	prices;

b.	discounts;

c.	exclusion of members;

d.	terms and conditions of sales;

e.	geographic market or product market allocations/priorities;

f.	bidding on specific contracts or customers;

g.	refusal to admit members or to deal with a customer; and

h.	standardization among members of terms, warranties or product specifications.

If you participate in, or witness, any contact with a competitor during which information such as described above is exchanged, you shall immediately report the incident as set forth above under “Reporting Violations or Suspected Violations” and prepare complete documentation.

Consult with the General Counsel and/or appropriate senior sales management before creating or terminating a relationship with, or refusing to sell to, a customer or prospective customer. While the Company is free to select its own customers, terminations and refusals to sell often lead to real or claimed antitrust violations.

5.1	Summary of Antitrust Laws

a.	Agreements in Restraint of Trade

Section 1 of the Sherman Act makes contracts, combinations or conspiracies that restrain trade illegal. These include price fixing or agreements to divide markets or customers. Violations can be shown by less than formal or written contracts. Thus, any contract with competitors concerning prices, terms of sale, territories, or related matters must be avoided. Employees should understand that entirely innocent meetings with competitors on a casual basis and without discussion of any prohibited subjects, can later be used in a damaging fashion. Under no circumstances can an employee discuss pricing or other sensitive matters with competitors. If such a subject should come up at a meeting with competitors, it is essential to leave the meeting immediately. It is not sufficient to remain and not participate.

b.	Robinson-Patman Act Price Discrimination

The Robinson-Patman Act prohibits a seller from discriminating in price or terms of sale for goods of like grade and quality if the result may be to restrict competition. There are defenses, the principal ones being cost justification for the price difference and a bona fide attempt to meet a competitor's price to a particular customer. However, the question of pricing should be carefully reviewed through the Company's designated approval process before any discounting policies or practices are instituted.

c.	Section 5 of the Federal Trade Commission Act

This section of the Act is very broadly written and authorizes the Federal Trade Commission to bring actions to enjoin "Unfair Trade Practices". These can include, among other things, disparaging or misrepresenting a competitive product. Such practices, of course, are not acceptable under the Company's Code of Conduct and are thus prohibited whether there is a risk of statutory violation or not.

5.2	Unfair Competition.

Federal and state laws prohibit unfair methods of competition and unfair or deceptive acts and practices. These laws, like antitrust laws, are designed to protect competitors and consumers. While it is impossible to list all types of prohibited conduct, some examples include:

a.	commercial bribery or payoffs to induce business or breaches of contracts by others;

b.	acquiring a competitor’s trade secrets through bribery or theft;

c.	making false, deceptive, or disparaging claims or comparisons regarding competitors or their services; and

making affirmative claims concerning our services without a reasonable basis for doing so.

In particular, all public statements in connection with advertising, promotional materials, sales representations, warranties and guarantees, should always be truthful and have a reasonable basis in fact.

6.	Receipt of Confidential or Proprietary Information

Company assets include confidential and proprietary information relating to the present or planned business of the Company that has not been released publicly by authorized Company representatives. Confidential information is information not generally known to the public that the Company would normally expect to be non-public and that might be harmful to the Company’s competitive position, or harmful to the Company or its customers, if disclosed, and includes, but is not limited to:

a.	scientific and/or technological discoveries or advances made by the Company;

b.	trade secrets or contents of any patent applications filed or under development;

c.	Company business concepts;

d.	computer programs, data, formulas, software and compositions;

e.	customer, employee and supplier information;

f.	financial data;

g.	freight rates, routes and division structures;

h.	marketing and sales programs or plans;

i.	personnel or compensation information;

j.	possible acquisition or divestiture activity;

k.	pricing information and cost data;

l.	regulatory approval strategies;

m.	strategic business plans; and

n.	product design and formulation plans and details.

Except as specifically authorized or legally mandated, directors, employees, consultants, and agents are expected to maintain the confidentiality of information entrusted to them by the Company or its customers, both during or subsequent to their employment or service to the Company. Confidential information may be disclosed within the Company only on a need-to-know basis.

Confidential matters should not be discussed in the presence of or within hearing range of unauthorized persons, such as in elevators (even on Company property), restaurants, taxis, airplanes or other publicly accessible areas. Care should be taken in the use of cellular telephones or other means of communication that are not secure. Confidential information may not be discussed with family, relatives, or business or social acquaintances.

In instances where it is appropriate for business reasons to disclose Company confidential information to third parties, the Chief Executive Officer, Chief Operating Officer or the General Counsel must be contacted before the disclosure and, when deemed necessary, an appropriate agreement that includes the necessary safeguards should be entered into.

Furthermore, obtaining confidential information from a third party without adequate legal safeguards is improper and may expose the Company to legal risks. Accordingly, no director, employee, consultant or representative may accept such information without the advice of the General Counsel and, unless otherwise permitted by the General Counsel or the Chief Executive Officer or Chief Operating Officer, until an agreement in writing has been reached with the offeror. After such information is obtained, its confidentiality must be protected as provided in the agreement.

No director, employee, consultant or representative may disclose or use any confidential information gained during Company employment or any other Company relationship for personal profit or advantage.

No prospective employee may be hired in order to obtain the person’s specific knowledge of a former employer’s confidential information, nor may any new employee be placed in a position that would inevitably require the individual to disclose or use a former employer’s confidential information. Offering a job to an executive of a direct competitor requires the approval of the Human Resources Department, or the Company’s Chief Executive Officer or Chief Operating Officer before any active negotiations are undertaken.

If offered confidential or proprietary information under suspicious circumstances, you must immediately consult the General Counsel. If you obtain information concerning another Company that you believe to be confidential, you must consult the General Counsel if there are any questions regarding the proper authorization to possess the information. If the possession is improper, the information will be returned to the proper owner in accordance with instructions from the General Counsel.

You may not acquire, use, or disclose personal information in ways that are inconsistent with the Company’s privacy policies or with applicable laws or regulations.

The only personal information about you that the Company collects or maintains is that which relates to your employment or service to the Company. It is Company policy to protect medical, financial or other sensitive personal information that the Company collects from or maintains about employees by complying with all applicable privacy and data protection laws and regulations. Access to such information is restricted internally to people with a business need to know. Such information may be transmitted domestically and internationally for all business and other legitimate purposes. Personal information is released outside the Company ONLY with employee approval, except to verify employment or satisfy legitimate investigative or legal requirements. Employees who are responsible for maintaining information must ensure that the information is not disclosed inappropriately or misused.

Finally, employees should consult with the General Counsel before establishing or updating any system, process, or procedure to collect, use, disclose, or transmit medical or financial records, or other sensitive personal information.

7.	Gifts, Meals and Entertainment

You are not permitted to give, offer or promise payments or gifts with the intent to influence (or which may appear to influence) a third party or to place such party under an obligation to the donor.

Except when dealing with representatives of the U.S. federal, state or local government or the governments of other countries, it is acceptable to receive or give customary business amenities such as meals, provided they are associated with a business purpose, reasonable in cost, appropriate as to time and place and do not give the appearance of improperly influencing the recipient. Excessive gifts and entertainment are compromising and do not belong in the Company’s business relationships.

Employees may not give or receive gifts, meals, or entertainment with the intent to influence a third party. However, employees may give or receive gifts, meals, and entertainment from third parties (other than representatives of the U.S. federal, state or local government or representatives of the governments of other countries), as long as:

a.
they are of limited value, do not influence or give the appearance of influencing the recipient and cannot be viewed as a bribe, kickback or payoff. Any offer of a gift shall be reported to and approved by the employee’s supervisor;

b.	they do not violate any laws or generally accepted ethical standards, and in the context of giving gifts, meals and entertainment, the standards of the recipient’s organization; and

c.	they can withstand public ethical review.

Under no circumstances may a gift of money or gift certificates be given or received unless such gift would not affect or appear to affect the employee’s judgment, is not intended to influence the other person and is reasonable in amount. Under no circumstances may an otherwise permissible gift or ticket be sold, bartered or exchanged;

Employees are required to courteously decline or return any kind of gift, favor or offer of excessive entertainment that violates these guidelines and inform the offeror of the Company’s policy.

There are some cases where refusal of a valuable gift would be offensive to the person offering it. This is particularly true when you are a guest in another country, and the gift is something from that country offered as part of a public occasion. In these cases, you may accept the gift on behalf of the Company, report it to a supervisor, or, in the case of a director, to the General Counsel, and turn over to the Company.

You should be aware that there is a complex set of regulations that limit the provision of meals, gratuities or entertainment to employees of the United States government. Many state and local governments have adopted similar rules. Governments in other countries also have strict rules regarding these matters. As a result, you are not permitted to provide or offer to provide any such amenities to any government representative without first reviewing the matter with the General Counsel.

8.	Political Contributions

Employees are encouraged to support their own parties and candidates, but other than as coordinated by the General Counsel, employees must do so on their own time and not use Company resources. If you have any questions, please contact the General Counsel. Employees who seek elective office or accept appointive office must notify their manager and indicate how the duties of the office will affect their job performance.

9.	Responding to Government and Other Inquiries

It is Company policy to cooperate with all reasonable requests concerning Company operations from the U.S. federal, state or local government or the governments of other countries. You must immediately forward any such requests, including requests for interviews or access for government officials to Company facilities and documents to the General Counsel before any responsive action is taken. If you are unclear about your business unit’s procedures in responding to such requests, notify the General Counsel immediately and wait for instructions before proceeding.

10.	Environment

The Company is committed to environmental excellence and all employees are expected to support responsible environmental practices and Company initiatives to protect our communities. The Company strives to avoid any adverse impact upon or injury to the environment or the communities in which we do business.

Employees must seek to minimize the impact of the Company’s services on the environment. It is the Company’s policy that employees comply with environmental laws and not operate facilities without the required environmental permits, approvals, and controls. In addition, it is our policy that business units have an environmental plan in place, follow that plan and update it annually. Responsible individuals must keep pollution-control equipment in proper working order. They must submit accurate and timely reports of the environmental information required by government agencies and the Company. Facilities and business units will be subject to periodic audits of regulatory compliance.

While every employee is not expected to be an expert in every environmental requirement, employees are expected to understand those requirements that to their area of responsibility and to report accidents and unsafe practices or conditions to their supervisors or other designated persons.

11.	Doing Business Internationally

Generally, while the Company must adapt to business customs and market practices in global markets, all employees worldwide will adhere to applicable United States laws and regulations and there standards. Every employee will also respect the laws, cultures and customs of all countries in which the Company operates and will conduct the Company’s overseas activities in a way that contributes to development in all such locales.

12.	Foreign Corrupt Practices Act

The Company and its directors, employees and agents will strictly comply the United States Foreign Corrupt Practices Act of 1977 (and amendments) (“FCPA”). The FCPA governs conduct occurring outside of the territorial boundaries of the United States and applies to domestic and foreign subsidiaries of the Company and to both U.S. citizens and non-U.S. citizens. Under this act:

a.
The Company and its stockholders, directors, agents, officers and employees are prohibited from making or authorizing payment of either money or anything of value, directly or indirectly to, to non-United States government officials, political parties or candidates for political office outside the United States to win or retain business or influence any act or decision of such officials.

b.	All books, records and accounts, domestic and overseas, must accurately and fairly reflect business transactions and dispositions of the Company’s assets.

c.	A system of internal accounting controls must be maintained to provide adequate corporate supervision over the accounting and reporting activities at all levels.

Certain payments and gifts to non-United States employees whose duties are essentially ministerial or clerical may be permissible. It is often difficult to determine the legality of such payments under local law at a given location. You must consult with the General Counsel before authorizing or making any such payment.

V.	CONDUCT REGARDING COMPANY EMPLOYEES

Basic to our relationship with each other is the recognition of the value and worth of each individual and the necessity to provide a working climate that is protective of the well being of all employees. The Company work culture will be free from discrimination and harassment based on race, color, religion, sex, national origin, age, disability, sexual orientation, marital or family status, military status, or other factors that are unrelated to the Company’s legitimate business interests.

The Company will not tolerate sexual advances, actions, comments or any other conduct in the workplace that creates, in the judgment of Company management, an intimidating, or otherwise offensive environment. Similarly, the use of racial or religious slurs, or any other remarks, jokes, or conduct that, in the judgment of Company management, encourages or permits an offensive work environment will not be tolerated. If you believe you are subject to such conduct, take your concern to management, the Human Resources Department.

Some other activities that are prohibited because they clearly are not conducive to a good work environment are: threats, violent behavior, and the use, distribution, sale or possession of illegal drugs or any other controlled substance, except for approved medical purposes. In addition, the possession on Company property of a gun or other weapon that could cause death or serious bodily injury is strictly forbidden.
Employees and applicants will be evaluated for employment and promotion on a non-discriminatory basis. ‘The Company will maintain an “open door” so employees can express their views freely without fear of reprisal. The Company and employees will respect the privacy of employee information contained in Company files consistent with the Company’s legal obligations.

You are required to treat every other employee, customer, supplier, and others met in course of work with dignity and respect. Harassment of any type in the workplace will not be tolerated.

VI.	YOUR RESPONSIBILITIES TO THE COMPANY

1.	Legal Compliance

The Company operates strictly within the law. Directors, officers and other employees are expected to know and to follow the law. Supervisors and managers must ensure that employees understand our values and are informed of the requirements relating to their jobs. Supervisors and managers must also be available to answer employee questions or to guide employees to persons who have the answers. Employees must inform the Company’s suppliers and agents of these policies. The consequence of failing to follow any applicable law, rule, regulation can include termination of employment.

The Company is required to file tax forms with the proper authorities, and its policy is to ensure that each filing is accurate, complete and timely. Tax evasion is illegal. Employees will not take any action to evade taxes payable by the Company. Employees will not aid or facilitate others, including employees, vendors or customers in misrepresenting or evading taxes of any kind.

2.	Substance Abuse

An employee under the influence of drugs or alcohol at work is a safety risk. Accordingly, employees may not use, possess, sell, distribute, or purchase alcohol or illegal drugs while working, while on Company business, or while operating Company equipment, machinery or vehicles. Furthermore, employees may not enter Company premises for any reason under the influence of alcohol or illegal drugs or with detectable levels of illegal drugs or the metabolites of illegal drugs in their system. Drug testing of employees may occur as permitted by applicable laws.

3.	Accurate Records and Reporting Finance

3.1	Financial Statements

Employees involved in the preparation of the Company’s financial statements must prepare those statements in accordance with the Generally Accepted Accounting Principles, consistently applied and any other applicable accounting standards and rules so that the financial statements materially, fairly and completely reflect the business transactions and financial condition of the Company.

Further, it is important that the documents filed by the Company with the SEC be timely, understandable, free of material errors and in compliance with SEC regulations. Other public communications by the Company must also be timely, understandable and free of material errors. Company policy prohibits you from knowingly making or causing others to make a materially misleading, incomplete or false statement to an accountant or an attorney in connection with an audit any filing with any governmental or regulatory entity (such as Nasdaq or the SEC).

Company policy also prohibits you from directly or indirectly falsifying or causing others to falsify any Company, customer or supplier documentation. In addition, you must not omit or cause others to omit any material fact that is necessary to prevent a statement made in connection with any audit, filing or examination of the Company’s financial statements from being misleading. Employees are prohibited from opening or maintaining any undisclosed or unrecorded corporate account, fund or asset or any account with a misleading purpose.

Finally, Company policy strictly prohibits any employee or director from taking any action to fraudulently influence, coerce, manipulate or mislead the accountant or auditor engaged in the performance of an audit of the Company’s financial statements.

3.2	Records

Company records must reflect an accurate verifiable record of all transactions. Information recorded and submitted to another party, whether inside or outside the Company, must be accurate, timely, and complete. The information must honestly reflect the transaction. Reports or records may not be used to mislead those who receive them or to conceal anything that is improper.

Expense accounts are an example. You are entitled to reimbursement for reasonable expenses, but only if those expenses are actually incurred. To submit an expense account for meals not eaten, miles not driven, airline tickets not used, or for any other expense not incurred is dishonest reporting.

Dishonest reporting of information to organizations or people outside the Company is also strictly prohibited. It could lead to civil or even criminal liability for you and the Company. This includes not only reporting information inaccurately, but also organizing it in a way that is intended to misinform those who receive it.

Destruction or falsification of any document that is potentially relevant to a violation of law or a government investigation may lead to prosecution for obstruction of justice. Therefore, if you have reason to believe that a violation of the law has been committed or that a Company or government investigation is about to be commenced, you must retain all records (including computer records) that could be relevant to an investigation of the matter. Questions with regard to destruction or retention of documents in this context should be directed to the General Counsel.

In addition, if you believe that the Company’s books and records are not being maintained in accordance with these requirements, you should report the matter directly to your supervisor or to the General Counsel.

4.	Conflicts of Interest

We recognize that the potential for conflict exists for decision-makers at all levels within the Company. This includes members of the Board of Directors, officers, supervisors, and all other employees. Employees are required to avoid situations or relationships where their interests or the interests of members of their families conflicts with the interest of the Company. Any potential conflict of interest, or any transaction or relationship that could give rise to a conflict of interest, must be discussed with the employee’s manager so it can be resolved. In the case of officers and board members, any potential conflict of interest, and any transaction or relationship that could give rise to a conflict of interest, must be reviewed and resolved by the Board of Directors’ Governance Committee.

Conflicts may arise when the interest or activities of an individual (or those of a member of his or her family) are competitive with or otherwise adverse to those of the Company and/or a subsidiary; or the individual is in position to influence a transaction or decision in such a way that it will, or might appear to benefit the individual or his or her family member.

4.1	Outside Employment

The Company understands that occasionally an employee must obtain other employment to supplement the employee’s primary employment or the employee may operate his/her own business operation. Outside employment is not prohibited but it must not conflict in any way with your responsibilities within our Company.

The policy of the Company is that no employee is permitted to have an outside interest which:

a.	materially encroaches on the time or attention that should be devoted to Company duties;

b.	adversely affects the quality of work performed;

c.	competes with Company interests or business development;

d.	involves unauthorized use of Company equipment, vehicles, supplies, or facilities;

e.	implies sponsorship or support of the Company on behalf of the outside employment or interest; or

f.	adversely affects the good name of the Company.

4.2	Personal Gain

In dealing with current and potential customers, suppliers, contractors and competitors, you should act in the best interest of the Company to the exclusion of personal advantage.

4.3	Corporate Opportunities

Directors and employees may not take for themselves personally opportunities that are discovered through the use of Company property, information or position, nor may they use Company property, information or position for personal gain.

Furthermore, directors and employees should not compete with the Company unless such competition is disclosed to the Chief Executive Officer or Chief Operating Officer and the General Counsel has approved or determined such competition to be immaterial. Employees and directors have a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

4.4	Loans or Guarantees

Directors, executive officers and other employees may not, except as permitted by law, accept loans or guarantees of obligations from the Company for themselves or their family members. Furthermore, employees may not accept or seek loans or guarantees or obligations (except from financial institutions), for themselves or family members, from any individual, organization or business entity doing (or seeking to do) business with the Company. Employees must report to their supervisor promptly all such offers, even when refused.

4.5	Disclosure of Conflicts of Interest

Each employee should make prompt and full disclosure in writing to his or her immediate supervisor, Head of Human Resources, Chief Executive Officer, Chief Operating Officer and/or General Counsel, of any situation that may involve a conflict of interest. This includes, but is not necessarily limited to the following examples:

a.	ownership of a material financial interest in any outside enterprise that does or seeks to do business with, or is a competitor of, the Company;

b.	serving an outside enterprise that does or seeks to do business with the Company. This includes for example, serving as an employee, partner, director, officer or consultant;

c.	acting as a broker, finder or intermediary for the benefit of a third party in transactions involving the Company or its interests;

d.	incurring significant indebtedness to any concern whose business may be affected by the employee’s actions on behalf of the Company;

e.
any arrangement or circumstance, including family or other personal relationships, which might cause the employee not to act in the best interest of the Company, or that presents the appearance of a conflict of interest;

f.
an individual shall not vote on, influence, or make recommendations regarding a transaction or decision when the individual or a member or her family has a material interest in an entity or property involved in the transaction or decision.

If the Company has reasonable cause to believe that an individual subject to this Code of Conduct has failed to make a conflict of interest disclosure, it shall inform that individual of the basis for such belief and afford the individual an opportunity to explain the alleged failure to disclose. If, after hearing the response of the individual and making any further investigation the Company determines that the individual has failed to make a required disclosure, it shall take appropriate disciplinary and corrective action.

5.	Unauthorized Use of Company Property or Services

You may not use Company property and services for your personal benefit or the benefit of others unless the use has been properly approved by a Company officer.

You are responsible for protecting Company assets, including trade secrets, technology and other proprietary information. Managers are responsible for establishing and maintaining controls to protect assets from loss or unauthorized use. You are responsible for assisting in the prevention of waste and theft and assuring the integrity of the controls.

6.	Computer Resources and Computer Security

The Company’s computer resources are Company assets. Computer resources include, but are not limited to, all of the Company’s processing hardware, software, networks and networking applications, and associated documentation. The Company expects all employees utilizing our computer and other electronic resources to observe the highest standard of professionalism at all times.

This includes respecting and maintaining the integrity and security of all Company computer and communication systems, and utilizing those systems only in furtherance of the Company’s business interests. It also includes respecting the values of the Company, and each individual within it, by creating and sending only appropriate business-related messages. To this end, the following policies and principles apply:

a.
Employees are responsible for ensuring the integrity and confidentiality of their unique user identification codes and passwords. Any suspected breach must be reported to appropriate management immediately.

b.
Employees are not permitted to access a computer without authorization or to exceed authorized access with the intent of securing information contained in the Company’s financial records or records concerning proprietary information, customers, or other employees.

c.	Employees are expected to log out of systems that do not support an automated log out process, when leaving them unattended.

d.
Employees are not permitted to alter, damage or destroy information that is potentially relevant to a violation of law or a government investigation or that is relevant to pending or threatened litigation without the prior authorization of General Counsel.

e.	An employee’s misappropriation, destruction, misuse, abuse or unauthorized use of computer resource is strictly prohibited.

f.	Employees are not permitted to use the Company’s computer resources for personal gain.

g.
Computer programs developed by employees using the Company’s computer resources and developed within the scope of the employee’s employment are the Company’s property. All rights to and use of such property are reserved by the Company.

h.	The Company reserves the right to monitor its computer resources in order to prevent their improper or unauthorized use.

i.	Access to systems, data, and software must be restricted to authorized personnel, preauthorized by an employee’s supervisor and consistent with his or her job responsibilities.

j.
Except for incidental uses, employees may not use electronic mail systems, the Internet, or other electronic facilities for non-business related communications, and must adhere to applicable supervisory and regulatory requirements when utilizing such systems as part of their business function.

k.	The viewing, downloading or accessing of sexually explicit, racist or otherwise offensive material is strictly prohibited.

6.1	Computer Software

It is the policy of the Company to respect the software copyright laws and the terms of the agreements pursuant to which we obtain our software. These laws and agreements prohibit the copying of all software without permission from the copyright owner, except for limited back-up or archival purposes or other special instances. If you have a question as to whether a particular program is a legitimate copy, you must obtain a copy of the purchase of license agreement and contact the Information Technology Department. The Information Technology Department should contact the General Counsel as necessary to resolve the issue.

Employees are prohibited from downloading from the internet or installing any software to their computer provided by the Company that is not done with the knowledge and approval of Company Management or the Information Technology Department, or at the direction of the Information Technology Department.

7.	Media Contact and Public Discussion

News media contact and public discussion of Company business should only occur through authorized spokespersons for the Company, including those designated as spokespersons under the Company’s crisis communications plan. If you are requested by an external source to provide information, you should refer the requesting party to the General Counsel, the Chief Operating Officer, or the Chief Executive Officer.

8.	Insider Trading

Insider trading is both illegal and unethical. Federal and state securities laws and Company policy prohibit the buying or selling of securities on the basis of non-public material information. Directors, officers and any other employees, at any level, who are aware of non-public material information related to the Company or any other businesses, may not, directly or indirectly, use such material non-public information in purchasing or selling any securities of the Company or these businesses. Nor, under these circumstances, may they have any other person purchase or sell securities on their behalf.

Any purchases or sales made by another person on their behalf will be attributable to them.

Non-public material information may not be disclosed to any person outside the Company (including relatives, friends or business associates and regardless of the purpose for which such disclosure may be made) until authorized Company officials have adequately disclosed the information to the public. For any questions regarding these topics, please consult with your supervisor.

Short-term investment activity in the Company’s securities, such as trading in or writing options, arbitrage trading or “day trading” is not appropriate under any circumstances, and is prohibited. In addition, employees should not take “short” positions in the Company’s securities.

To the extent you consider trading in securities in another business that the Company had or has a relationship with, and that other business lists its securities on an exchange outside the United States, you should be aware that transactions in foreign securities markets are also subject to the policies and procedures described in the Code of Conduct. Certain jurisdictions may have stricter requirements than those discussed in this Code, and employees should always consult with their own local attorneys regarding such requirements.

“Material information” is any information that a reasonable investor would consider important in deciding whether to buy, sell or hold securities. Examples include but are not necessarily limited to:

a.	acquisitions;

b.	dispositions;

c.	changes in key management;

d.	large contracts;

e.	material contract cancellations;

f.	earnings figures and trends;

g.	dividend policy changes;

h.	important information on litigation; and

i.	contracts or joint ventures.

In addition, it should be emphasized that material information does not have to relate to a Company’s business; information about the contents of a forthcoming publication in the financial press that is expected to affect the market price of a security could well be material. For any questions regarding the materiality of certain information, please consult with your supervisor, the Chief Executive Officer, the Chief Operating Officer or the General Counsel.

Directors, executive officers and designated insiders of the Company are frequently in possession of non-public material information. To prevent trading in Company stock while in possession of such confidential information, all Directors, executive officers and designated insiders should consult with the General Counsel before engaging in any trading of Company stock. An “executive officer” is an officer of the Company or one of its subsidiaries where required to report his or her Company stock holdings and transactions to Securities and Exchange Commission on Forms 3, 4 and 5.

9.	Health and Safety

It is the Company's policy to comply fully with all federal, state and local health and safety laws and regulations. Every employee has responsibility for attaining and maintaining a safe work environment, and each employee is expected to perform their duties in accordance with all health and safety laws, regulations and Company policies. All employees are responsible for bringing any hazardous condition in the workplace to their supervisor's attention.

The Company has instituted a Drug-Free Workplace Policy. Each employee, as a condition of employment, is expected to fully comply with the provisions of the Policy.

The Company provides its employees with a smoke-free work environment and each employee is expected to abide by the non-smoking policy within the Company's facilities and vehicles.

10.	ERISA

The Company maintains benefit programs that are subject to a federal statute the Employee Retirement Income Security Act. The Company has an obligation to comply with the disclosure, reporting, funding, fiduciary and operational provisions of ERISA. It is the Company's policy to comply with these laws and all filings required by statute must be timely, accurate and complete.

ACKNOWLEDGMENT
ENER1, INC. BUSINESS CODE OF CONDUCT

The Company is committed to promoting the highest ethical standards and expects the same from each employee. Every employee should be familiar with all of the provisions of the Business Code of Conduct. In addition, employees should be sensitive to specific laws and regulations affecting their areas of responsibility within the Company. All employees must sign and date this ACKNOWLEDGMENT form and return it to the General Counsel to acknowledge they have received and read the Business Code of Conduct.

When an employee is in doubt about whether disclosure of information is permissible, the preferred course is non-disclosure. Management should be consulted if a decision must be made. Anyone learning of the disclosure of material confidential information should advise the General Counsel as soon as possible.

CERTIFICATION

I have received and read the Company's Business Code of Conduct. I understand that the standards and the policies stated in the Code represent the policies of the Company and that violating those standards and policies, or any legal and regulatory requirements applicable to my job tasks, may result in one or more of the penalties set forth in the Code. I agree to abide by and support the standards and policies contained in the Code and to abide by and support all legal and regulatory requirements applicable to my job. I am aware of the sources within the Company that I can consult if I have questions concerning the meaning or application of the Code. These include my Manager and the General Counsel. I represent that I have no interest, which might be deemed to be an Ethics issue, except as I have disclosed on the reverse side of this document.

Employee Signature/Date

___________________/_______

DIRECTORY OF ENER1, INC. BUSINESS CODE OF CONDUCT CONTACTS:

Name	Email	Telephone

Peter Novak, CEO	pnovak@ener1.com	(954) 556-4020 x413
Naoki Ota, COO	nota@enerdel.com	(317) 585-3446
Kammy Dawson, HR Manager	kdawson@enerdel.com	(317) 585-3408
Michael Sharrif, General Counsel	msharrif@ener1.com	(954) 556-4020 x338